Exhibit 99.1

M E M O R A N D U M

TO:	Members of the Board of Directors and Executive Officers

FROM:	Jenette L. Eck, Senior Vice President and Corporate Secretary

RE:	Leesport Financial Corp. 401(k) Retirement Savings Plan Blackout Notice

DATE:	September 18, 2007

As a director or executive officer of Leesport Financial Corp. (“Leesport”) you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Commission Regulation BTR, which prohibits certain securities transactions during any period during which employees are unable to purchase or sell issuer securities held in 401(k) or similar plans.  This memorandum is to notify you of an impending blackout period in connection with a planned change in the record keeper for the Leesport Financial Corp. 401(k) Retirement Savings Plan (the “Plan”).  The equity security subject to the blackout period is Leesport common stock, as held in the Plan.

During the blackout period, you are prohibited from purchasing, selling, or otherwise acquiring or transferring Leesport common stock or its derivatives, including stock options.(1) This prohibition applies to any direct or indirect pecuniary interest you may have in such securities, such as Leesport common stock held by immediate family members living with you, in trust, or by controlled partnerships or corporations.  This prohibition also applies without regard to whether you participate in the Plan or your transactions are inside the Plan.

Upon termination of the blackout period, you will be permitted to resume transactions in such securities subject to the requirements of Leeport’s Policy on Material Nonpublic Information and Personal Investing for Directors, Executive Officers and Affiliates. Please be advised that you are still subject to regular quarterly quiet periods as imposed in connection with earnings releases, as well as “special” quiet periods imposed periodically, as appropriate.

Please note the following information regarding the upcoming blackout period:

•                  During the blackout period, participants in the Plan will be temporarily unable to direct or diversify the assets held in their Plan accounts, reallocate account balances, obtain a loan under the Plan, change future contribution rates or obtain a distribution from the Plan (including hardship withdrawals).

•                  The blackout period is expected to commence at 4:00 p.m. Eastern Time on October 18, 2007 and is expected to end during the week beginning November 18, 2007.

If you have questions regarding this notice, please contact me at (610) 603-7211, or in writing at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610.

(1)

There are limited exceptions to the prohibition including: bona fide gift transactions and purchases and sales under qualified Rule 10b5-1 trading plans. It is strongly recommended that you consult with Leesport Legal Counsel prior to entering into a transaction based on any exception.